Exhibit 99.2

Company Contact: Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699
Final For Release
Investor Contact: Integrated Corporate Relations Allison Malkin/Jane Thorn Leeson (203) 682-8225/8276
BAKERS FOOTWEAR ANNOUNCES PRIVATE PLACEMENT OF SUBORDINATED
CONVERTIBLE DEBENTURES
ST. LOUIS, Mo. June 19, 2007— Bakers Footwear Group, Inc. (Nasdaq: BKRS), today announced that on June 13, 2007 it reached an agreement with seven investors for the private placement of $4.0 million in aggregate principal amount of subordinated convertible debentures due June 30, 2012. The Company expects to receive net proceeds of approximately $3.5 million. The debentures will bear interest of 9.5% per annum, payable semi-annually and have a term of five-years. The debentures will be convertible into shares of common stock, subject to the adjustments and conditions in the debentures. Bakers expects this private placement will close within two weeks, subject to customary closing conditions.
The debentures will be convertible into shares of the Company’s common stock at any time following closing. Based on the initial conversion price of $9.00 per share, the debentures would be convertible into 444,444 shares of common stock. The conversion price is subject to anti-dilution and other adjustments, including a weighted average conversion price adjustment for certain future issuances or deemed issuances of common stock at a lower price, subject to limitations as required under rules of the Nasdaq Stock Market. The debentures are callable at $16.00 per share, subject to the adjustments and conditions in the debentures.
“We are pleased to announce this debt placement, which enables us to reduce the balance on our senior revolving credit facility, increase the availability of funds under that facility, provide increased working capital, and increase our financial flexibility to continue to execute our growth plans,” Mr. Peter Edison stated.
The debentures and shares of common stock issuable upon conversion of the debentures have not been registered under the Securities Act, or any state securities laws, and will be issued pursuant to a private transaction under Regulation D. The Company has agreed to file one or more registration statements with the Securities and Exchange Commission, upon request of the investors, covering the resale by the investors of the privately placed common stock issuable upon conversion of the debentures. Until any such registration statement is declared effective by the SEC, the shares of common stock underlying the debentures may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available. The information provided herein does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.
About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 250 stores nationwide. Bakers stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.
THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.